As filed with the Securities and Exchange Commission August 27, 2018 Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PACIFIC CITY FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

California	20-8856755
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3701 Wilshire Boulevard, Suite 900 Los Angeles, California	90010
(Address of Principal Executive Offices)	(Zip Code)

Pacific City Financial Corporation 2013 Equity Based Compensation Plan
2003 Pacific City Bank Stock Option Plan
(Full title of the plans)

Henry Kim
President and Chief Executive Officer
Pacific City Financial Corporation
3701 Wilshire Boulevard, Suite 900
Los Angeles, California 90010
(Name and address of agent for service)

(213) 210-2000
(Telephone number, including area code, of agent for service)

With a copy to:

Kenneth E. Moore, Esq. and Michael K. Staub, Esq.
Stuart | Moore | Staub
641 Higuera Street
Suite 302
San Luis Obispo, CA 93401
(805) 545-8590

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of large accelerated filer, accelerated filer and smaller reporting company in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐
			Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, no par value
2013 Equity Based Compensation Plan
• Options outstanding under the plan	719,745		$10.95	(3)	$7,881,208.00	$981.21
• Available for issuance under the plan	606,896		$20.00	(4)	$12,137,920.00	$1,511.17
2003 Pacific City Bank Stock Option Plan
• Options outstanding under the plan	179,465	(2)	$4.28	(5)	$768,110.00	$95.63
Total	1,506,106				$20,787,238.00	$2,588.01

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an additional indeterminable number of shares as may be necessary to adjust the number of shares being offered or issued pursuant to the Pacific City Financial Corporation 2013 Equity Based Compensation Plan (the "2013 Plan"), and the 2003 Pacific City Bank Stock Option Plan, as amended in 2006 and subsequently adopted by Pacific City Financial Corporation in 2007 (the "2003 Plan") and together with the 2013 Plan (the "Plans") as a result of any recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transactions or events involving the registrant.

(2) Represents 179,465 shares of Pacific City Financial Corporation's common stock, no par value per share (the "Common Stock") underlying currently outstanding stock option awards under the 2003 Plan, which has expired.

(3) Fees for the outstanding stock options to purchase 719,745 shares of Common Stock awarded under the 2013 Plan were calculated pursuant to Rule 457(h), based upon the average exercise price of $10.95 per share.

(4) The fees for 606,896 shares of Common Stock available for issuance under the 2013 Plan were calculated pursuant to Rule 457(c), based upon the average of the high and low sales prices of the Common Stock as reported on the Nasdaq Global Select Market on August 10, 2018, which was $20.00.

(5) Fees for the outstanding stock options to purchase 179,465 shares of Common Stock awarded under the 2003 Plan were calculated pursuant to Rule 457(h), based upon the average exercise price of $4.28 per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified by Part I, Items 1 and 2 of this Registration Statement on Form S-8 (this "Registration Statement"), have been or will be delivered to participants in the Plans, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), and the instructions to Form S-8. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission.

Item 1. Plan Information.

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by Pacific City Financial Corporation (the "Company") pursuant to the Securities Act with respect to (a) below and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to (b) below are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)
the Company's final prospectus dated August 9, 2018 and filed with the Commission on August 10, 2018 pursuant to Rule 424(b)(4) under the Securities Act in connection with Company's initial public offering Registration Statement on Form S-1 filed with the Commission on July 17, 2018 (File No. 333-226208), as subsequently amended, which includes audited financial statements for the Company's latest fiscal year; and

(b)
the description of the Common Stock contained in the Company's Registration Statement on Form S-1 filed with the Commission on July 17, 2018 (File No. 333-226208), as subsequently amended, including any amendment or report filed for the purpose of updating such description.

Additionally, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and be part thereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

As of the date of this Registration Statement, members of Stuart | Moore | Staub owned an aggregate of approximately 442 shares of Pacific City Financial Corporation's common stock.

Item 6. Indemnification of Directors and Officers.

Pacific City Financial Corporation and its subsidiary, Pacific City Bank, are subject to the California General Corporation Law (the "CGCL"), which provides a detailed statutory framework covering indemnification of any officer or other agent of a corporation who is made or threatened to be made a party to any legal proceeding by reason of his or her services on behalf of such corporation.

With respect to indemnification, the CGCL provides that to the extent any officer, director or other agent of a corporation is successful "on the merits" in defense of any legal proceeding to which such person is a party or is threatened to be made a party by reason of his or her service on behalf of such corporation or in defense of any claim, issue, or matter therein, such agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith, but does not require indemnification in any other circumstance. The CGCL also provides that a corporation may indemnify any agent of the corporation, including officers and directors, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a third party proceeding against such person by reason of his or her services on behalf of the corporation, provided the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of such corporation. The CGCL further provides that in derivative suits a corporation may indemnify such a person against expenses incurred in such a proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its shareholders. Indemnification is not available in derivative actions (i) for amounts paid or expenses incurred in connection with a matter that is settled or otherwise disposed of without court approval or (ii) with respect to matters for which the agent shall have been adjudged to be liable to the corporation unless the court shall determine that such person is entitled to indemnification.

The CGCL permits the advancing of expenses incurred in defending any proceeding against a corporate agent by reason of his or her service on behalf of the corporation upon the giving of a promise to repay any such sums in the event it is later determined that such person is not entitled to be indemnified. Finally, the CGCL provides that the indemnification provided by the statute is not exclusive of other rights to which those seeking indemnification may be entitled, by bylaw, agreement or otherwise, to the extent additional rights are authorized in a corporation's articles of incorporation. The law further permits a corporation to procure insurance on behalf of its directors, officers and agents against any liability incurred by any such individual, even if a corporation would not otherwise have the power under applicable law to indemnify the director, officer or agent for such expenses.

The Bylaws of Pacific City Financial Corporation and Pacific City Bank contain provisions substantially identical to the provisions of the CGCL.

In addition, Pacific City Financial Corporation and Pacific City Bank maintain directors' and officers' liability insurance policies.

The Underwriting Agreement, dated as of August 9, 2018, by and between Company and Keefe, Bruyette & Woods, Inc, Raymond James & Associates, Inc. and Sandler O'Neill & Partners, L.P. as representatives of the several Underwriters named in Schedule I thereto, filed with the Commission as Exhibit 1.1 to the Company's initial public offering Registration Statement on Form S-1 (File No. 333-226208), as amended, provides for indemnification of directors and officers of the Registrant by the underwriters against certain liabilities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

Exhibit Number	Exhibit Description	Incorporated by Reference
		Form	Exhibit	Filing Date
4.1	Articles of Incorporation of Pacific City Financial Corp.	S-1	3.1	July 17, 2018
4.2	Certificate of Amendment of Articles of Incorporation of Pacific City Financial Corporation	S-1	3.2	July 17, 2018
4.3	Bylaws of Pacific City Financial Corporation	S-1	3.3	July 17, 2018
4.4	Pacific City Financial Corporation 2013 Equity Based Compensation Plan and all amendments thereto	S-1	10.2	July 17, 2018
4.5	2003 Pacific City Bank Stock Option Plan, as amended in 2006 and subsequently adopted by Pacific City Financial Corporation in 2007	S-1	10.5	July 17, 2018
4.6	Specimen Common Stock Certificate	S-1	4.1	July 17, 2018
5.1*	Opinion of Stuart | Moore | Staub regarding legality of the securities covered by the Registration Statement
23.1*	Consent of Stuart | Moore | Staub (included in Exhibit 5.1)
23.2*	Consent of Crowe LLP
24.1*	Powers of Attorney (included as part of signature page)

*Filed herewith

Item 9. Undertakings

A.The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on August 27, 2018.

PACIFIC CITY FINANCIAL CORPORATION

/s/ Henry Kim
Henry Kim
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Henry Kim and Timothy Chang, and each of them individually, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Henry Kim
Henry Kim	Director; Chief Executive Officer and President (principal executive officer)	August 27, 2018
/s/ Timothy Chang
Timothy Chang	Executive Vice President; Chief Financial Officer (principal financial and accounting officer)	August 27, 2018
/s/ Sang Young Lee
Sang Young Lee	Director (Chairman)	August 27, 2018

Suk Won Youn	Director	August 27, 2018

Kwang Jin Chung	Director	August 27, 2018
/s/ Don Rhee
Don Rhee	Director	August 27, 2018
/s/ Haeyoung Cho
Haeyoung Cho	Director	August 27, 2018
/s/Kijun Ahn
Kijun Ahn	Director	August 27, 2018
/s/ Hong Kyun "Daniel" Park
Hong Kyun "Daniel" Park	Director	August 27, 2018